Exhibit 5.1


                OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, LLP


February 13, 2001

Valence Technology, Inc.
301 Conestoga Way
Henderson, NV  89015

Ladies/Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Valence Technology, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended, (the "Act"), 3,000,000 shares of common stock (the "Shares") of the Company.

        We are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.


        Respectfully submitted,

        /s/  Akin, Gump, Strauss, Hauer & Feld, LLP

        Akin, Gump, Strauss, Hauer & Feld, LLP